UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 24, 2019 (June 23, 2019)

Del Frisco’s Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-35611

Delaware	20-8453116
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2900 Ranch Trail

Irving, TX 75063

(Address of principal executive offices, including zip code)

(469) 913-1845

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	DFRG	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 23, 2019, Del Frisco’s Restaurant Group, Inc., a Delaware corporation (the “Company” or “DFRG”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Harlan Parent, Inc., a Delaware corporation (“Parent”), and Harlan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as wholly owned subsidiary of Parent. Parent and Merger Sub were formed by affiliates of L Catterton. Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

At the Effective Time, each:

(i)

share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be cancelled and automatically converted into the right to receive cash in an amount equal to $8.00, without interest thereon (the “Per Share Price”), and net of any required withholding of taxes;

(ii)

share of Company Common Stock subject to vesting restrictions and/or forfeiture back to the Company (each, a “Company Restricted Share”) outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash equal to the Per Share Price;

(iii)

each option to purchase shares of Company Common Stock (each, a “Company Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (1) the Per Share Price (less the exercise price per share attributable to such Company Option), multiplied by (2) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option, provided that if the exercise price per share of any such Company Option is equal to or greater than the Per Share Price, such Company Option will be cancelled for no consideration;

(iv)

each Company restricted share unit subject solely to time-vesting conditions (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (1) the Per Share Price, multiplied by (2) the total number of shares of Company Common Stock subject to such Company RSU; and

(v)

each Company restricted share unit subject to time and performance-vesting conditions (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (1) the Per Share Price, multiplied by (2) the total number of shares of Company Common Stock subject to such Company PSU, with any performance-based vesting conditions deemed achieved at target-level performance (other than Company PSUs held by the Company’s Chief Executive Officer, which will vest in accordance with the terms of his existing employment agreement).

Consideration payable to holders of Company Restricted Shares, Company Options, Company RSUs and Company PSUs will be made no later than ten business days following the Closing Date, net of any required withholding of taxes.

In connection with the Merger Agreement, L Catterton VIII, L.P. and L Catterton VIII Offshore, L.P. have entered into an Equity Commitment Letter with Parent under which they have committed to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the aggregate purchase price due at the Effective Time, subject to the terms and conditions set forth therein, including the availability of Parent’s debt financing at the Closing. The Company is a third party beneficiary of the Equity Commitment Letter.

Consummation of the Merger is subject to certain conditions, including, but not limited to, the: (i) receipt of the Requisite Stockholder Approval; (ii) expiration or termination of any waiting periods applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and (iii) absence of any law or order restraining, enjoining or otherwise prohibiting the Merger.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its Subsidiaries prior to the Effective Time. The Company will be also subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative acquisition proposals, subject to a customary “fiduciary out” provision that allows the Company, under certain specified circumstances, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an alternative acquisition proposal if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such alternative acquisition proposal either (x) constitutes a Superior Proposal or (y) is reasonably expected to lead to a Superior Proposal, and the failure to take such actions would be inconsistent with the Company Board’s fiduciary duties under applicable law. The parties have also agreed to use their reasonable best efforts to consummate the Merger.

If requested by Parent, the Company is required to provide reasonable cooperation to Parent, Merger Sub and their respective affiliates and representatives in connection with any potential separation or sale of any assets or businesses of the Company or its Subsidiaries, to be effected following the Effective Time.

The Merger Agreement contains certain termination rights for each of the Company and Parent. Upon termination of the Merger Agreement in accordance with its terms, under specified circumstances, the Company will be required to pay Parent a termination fee. If the Merger Agreement is validly terminated in connection with certain specified circumstances, including due to the Company accepting a Superior Proposal, breach of its no-shop obligations in any material respect, or the Company Board’s withdrawal or change of its recommendation of the Merger (or delivery of notice to Parent of its intent to change its recommendation), then the termination fee payable by the Company to Parent will be $9,595,000. This termination fee will also be payable if the Merger Agreement is terminated under certain circumstances and prior to such termination, a proposal or inquiry to acquire more than 40% of the Company’s stock or assets is publicly announced or disclosed or has otherwise become known to the Company Board (or a committee thereof) and the Company enters into an agreement for, or completes, any transaction involving the acquisition of more than 40% of its stock or assets within one year of the termination.

The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $15,520,000 in the event that (i) the Company terminates the Merger Agreement because of Parent’s or Merger Sub’s willful and material breach of its respective representations and warranties or the failure to perform its respective covenants and other agreements under the Merger Agreement or (ii) Parent, after satisfaction of the closing conditions (other than those conditions that by their terms are to be satisfied at the Closing), has not consummated the Merger when it is otherwise required. In addition to the foregoing termination rights, and subject to certain limitations, the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by December 23, 2019.

In connection with the execution of the Merger Agreement, Engaged Capital, LLC and certain of its affiliates (“Engaged”), who held, in the aggregate, as of June 21, 2019, nearly 10% of the outstanding shares of Company Common Stock, entered into a voting agreement (the “Voting Agreement”) with Parent pursuant to which Engaged has, among other things, agreed to vote Engaged’s shares of Company Common Stock (i) in favor of the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement and (ii) against any acquisition proposal. Under the voting agreement, Engaged has agreed to transfer restrictions subject to certain exceptions. The obligations and rights under the Voting Agreement terminate upon the earliest of (u) the Effective Time, (v) the termination of the Merger Agreement in accordance with its terms, (w) written notice of termination by Parent to Engaged, (x) a withdrawal or change of the Company Board’s recommendation of the Merger, (y) any amendment to, or waiver under, the Merger Agreement that decreases or changes the form of consideration to be received by stockholders or (z) mutual written consent by Parent and Engaged.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement contains representations and warranties by each of Parent, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

Item 8.01	Other Events.

On June 24, 2019, the Company and L Catterton issued a joint press release announcing the entry into the Merger Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated hereby by reference.

Additional Information and Where to Find It

In connection with the proposed Merger, the Company expects to file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement on Schedule 14A, as well as other relevant documents concerning the proposed Merger. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each Company stockholder entitled to vote at the special meeting relating to the proposed Merger. The proxy statement will contain important information about the proposed Merger and related matters. STOCKHOLDERS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT THAT HOLDERS OF THE COMPANY’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING VOTING. This communication is not a substitute for the proxy statement or for any other document that the Company may file with the SEC and send to its stockholders in connection with the proposed Merger. The proposed Merger will be submitted to Company stockholders for their consideration.

Stockholders and securityholders of the Company will be able to obtain the proxy statement, as well as other filings containing information about the Company and the proposed Merger, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement (when available) and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by contacting the Company’s Investor Relations at investorrelations@dfrg.com or (203) 682-8253, or by going to the Company’s Investor Relations page on its website at https://investor.dfrg.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed Merger. Information regarding the interests of the Company’s directors and executive officers and their ownership of shares of the Company’s common stock is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on April 16, 2019, and will be included in the Company’s definitive proxy statement to be filed with the SEC in connection with the proposed Merger, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the proposed Merger, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC in connection with the proposed Merger. Free copies of this document may be obtained as described in the preceding paragraph.

Notice Regarding Forward-Looking Statements

Certain statements in this communication are forward-looking statements, including, without limitation, the statements made concerning the pending acquisition of the Company by Parent made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the Merger Agreement by the Company’s stockholders and the receipt of certain regulatory approvals; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (vi) risks related to diverting management’s attention from the Company’s ongoing business operations; (vii) the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement or the proposed transaction, (viii) unexpected costs, charges or expenses resulting from the proposed transaction; (ix) uncertainties as to Parent’s ability to obtain financing in order to consummate the Merger; and (x) other risks described in the Company’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements speak only as of the date of this Form 8-K or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, the Company does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 23, 2019, by and among Harlan Parent, Inc., a Delaware corporation, Harlan Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Harlan Parent, Inc., and Del Frisco’s Restaurant Group, Inc., a Delaware corporation.*

99.1	Joint Press Release, dated as of June 24, 2019.

*

Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL FRISCO’S RESTAURANT GROUP, INC.

By:	/s/ Neil H. Thompson
Neil H. Thompson Chief Financial Officer

Date: June 24, 2019